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                                                                    EXHIBIT 99.1

                         AVANT! TO ACQUIRE ANALOGY, INC.

ADDITION OF ANALOGY ESTABLISHES AVANT! AS MARKET LEADER FOR MIXED-SIGNAL DESIGN - AN ENABLING TECHNOLOGY FOR SYSTEM-ON-A-CHIP MARKET

FREMONT, Calif., Dec. 3 /PRNewswire/ -- The Avant! Corporation (Nasdaq: AVNT - news), the world's leader in very deep submicron semiconductor design software, and Analogy, Inc. (Nasdaq: ANLG - news) today announced a definitive agreement under which Avant! will acquire Analogy for a total cash purchase price of $24 million, or approximately $2.48 per share (based on the number of common shares Analogy expects to have outstanding on the date the transaction is closed and subject to possible adjustment for certain Analogy expenses). The acquisition has been approved by the boards of directors of both companies and is subject to certain conditions, including compliance with applicable regulatory requirements and approval by Analogy's shareholders.

Analogy is the leader in mixed-signal and mixed-technology simulation, analysis and design. Analogy's products are used in the aerospace, automotive/transportation, semiconductor, communications, computer peripherals, medical and industrial control industries. Its Saber product, which includes the Calaveras algorithm and other patented technology, is the world's most advanced and flexible simulator for mixed-signal and mixed-technology simulation.

The addition of Analogy's tools and technologies makes Avant! the market leader in software for the design, analysis, and simulation of mixed-signal technologies -- chips, packages, boards and entire electro-mechanical and other mixed-technology components and systems. Avant!'s Star-HSPICE product, which is the industry's leading circuit simulator, and its high-performance Star-Sim simulator will now be complemented by Saber, the industry standard for mixed-signal and mixed-technology simulation. Saber's simulation and analysis technology will be integrated into Avant!'s SinglePass design flow for very deep submicron Systems-on-a-Chip (SOC) and ASIC designs.

In addition, a mixed-signal, mixed-technology, single kernel simulation environment capable of supporting multiple hardware description languages such as VHDL-AMS, Verilog-AMS, SPICE and MAST(R) is in development. A preview version aimed at education and training was launched in June of this year, and a commercial version is scheduled to be introduced in 2000. Upon integration, this will provide the industry's first, integrated top-down methodology for SOC and ASIC design.

"We welcome the customers and employees of Analogy to Avant!," said Gerald C. Hsu, chairman, president and CEO of Avant! Corporation. "The mixed signal market is growing rapidly and is vital technology for SOC and ASIC design. This technology is used throughout the wireless, communications, automotive, power and aerospace markets. The addition of Analogy significantly broadens Avant!'s presence in the system, subsystem and IC market."

"We are very excited about the opportunities this merger creates," said Gary Arnold, chairman, president and CEO of Analogy. "This is great news for our customers, as this merger will provide industry-leading solutions to meet their expanding technology requirements. Avant!'s focus on strong customer partnerships, industry-leading technology, and continuous employee development were key reasons for merging with Avant!."

About Analogy

Analogy, Inc. is a world leader in the development of high-performance design and analysis software and model libraries for the design of mixed-signal and mixed-technology systems. The company's products are used in the aerospace, automotive/transportation, semiconductor, communications, computer peripherals, medical and industrial control industries. Analogy has offices and support staff throughout the United States, Europe and Asia and is headquartered in Beaverton, Oregon. Analogy is a publicly traded company. Analogy's Web address is www.analogy.com.


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About Avant!

Avant! (pronounced ah VAHN tee) Corporation develops, markets, and supports integrated circuit design automation (ICDA) software for the design of deep submicron ICs including microprocessors, microcontrollers, application-specific standard products (ASSPs) and complex application-specific integrated circuits (ASICs). Avant!'s product offering and chip design methodologies cover design authoring, process characterization, circuit simulation and analysis, HDL simulation, formal verification, floorplanning, physical design and VDSM optimization, interconnect parasitic extraction, timing simulation, physical verification, IC/package co-design and a full suite of technology computer-aided software for process simulation, device modeling and mask synthesis. Avant! also provides physical foundation IP libraries for integrated circuit design. Avant!'s tools support hierarchical design methodologies as well as incremental design changes in all phases, and they offer the capacity needed for multi-million-transistor devices.

The company is headquartered in Fremont, California, with sales offices worldwide. Telephone: 510-413-8000. Fax: 510-413-8080. Worldwide Web: www.avanticorp.com.

NOTE: Avant!, Star-HSPICE, and Star-Sim are trademarks of Avant! Corporation. Analogy is a registered trademark of Analogy, Inc. Saber is a registered trademark of American Airlines Inc., licensed to Analogy, Inc. All other company and product names mentioned herein are trademarks or registered trademarks of their respective owners and should be treated as such.

The statements contained herein that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, including statements regarding the company's expectations, beliefs, hopes, intentions or strategies regarding the future. Forward-looking statements include statements regarding future sales, market growth and competition. All forward-looking statements included in this document are based upon information available to the company as of the date hereof, and the company assumes no obligation to update any such forward-looking statement. Actual results could differ materially from the company's current expectations. Factors that could cause or contribute to such differences are set out in the company's 10-K for the period ending in December 31, 1998 and the company's 10-Q for the quarter ending September 30, 1999. Both forms are filed with the Securities and Exchange Commission.


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